EXHIBIT 99.2

American Eagle Outfitters, Inc.

Third Quarter 2012

Conference Call Transcript dated November 28, 2012

Operator: Greetings and welcome to the American Eagle third quarter 2012 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan. Thank you, Ms. Meehan. You may begin.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Thanks, Jessie. Good morning, everyone. Joining me today are Robert Hanson, Chief Executive Officer; Roger Markfield, Executive Creative Director; and Mary Boland, Chief Financial and Administrative Officer.

Before we begin today’s call, I need to remind you that during this conference call we will make certain forward-looking statements. These statements are based upon information that represent the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations based on risk factors included in our quarterly and annual reports filed with the SEC. We have posted a third quarter financial presentation on our website which we will refer to during this call. Robert will start with a brief overview of the third quarter. After Roger and Mary give additional comments, we’ll come back and review our longer term strategic initiatives and then we’ll take your questions.

Now I would like to turn the call over to Robert.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Judy. Good morning, everyone.

This quarter marked the third consecutive quarter of double-digit top line growth and over 30% earnings growth. I’m pleased that we’ve seen continued momentum in our business while executing on our immediate priorities and building our longer term strategic plan. In the third quarter, net sales increased 11% and earnings per share rose 37%.

Customers continued to respond well to our brand- and product-driven customer experience. In the highly competitive environment, we delivered market-leading top line growth with fewer promotions. Double digit sales growth was also achieved in conjunction with tighter inventory principles. Favorable merchandise costs, combined with lower markdowns and the leverage of rent expense, resulted in higher profitability and returns. The third quarter operating margin expanded to just over 14%, our best since 2008.

Now I’ll review some of the third quarter highlights. Within American Eagle Outfitters, we were successful delivering highly appealing and fashion-right assortments resulting in broad-based multi-category strength, and a truly differentiated lifestyle offering. Our merchandise, marketing and customer experience teams executed well.

With greater trend responsiveness, more frequent flows, and embedded inventory management principles, our product teams did a great job driving top line growth and merchandise profitability. Aerie achieved both top line and bottom line growth, with strength in its famous for intimates categories of bras and undies. We will seek ongoing improvements centered on Aerie’s more sharply focused brand DNA with intimates at the core.

We drove increased traffic into stores and saw 20% growth in our active customer base for both AEO and Aerie. Our incremental investments in advertising are proving important as we look to drive further customer loyalty and traffic. Our Real People Campaign supports the unique, authentic and inclusive positioning of our American Eagle Outfitters brand and has sparked greater customer outreach and engagement.

Sales in our direct business grew 27%, driven by increased traffic. Direct profitability grew 46%, due to both IMU improvements and a reduction in the markdown rate. Cash flow was very strong. We delivered an increase in cash versus the prior year even after we paid a sizeable cash dividend of over $300 million in the quarter.

Now a few words on our start to the current quarter. We managed through Superstorm Sandy effectively, and within a few days most of our stores were up and running. Most importantly, we’re grateful that all of our associates were and are safe, and I’m particularly proud of how our teams provided immediate assistance and support to each other and others in need.

Our holiday season and fourth quarter have started off strongly and consistent with our expectations. Against strong double digit sales gains last year, we drove positive comps and record sales volumes on Black Friday and over the Wednesday through Sunday period, completely offsetting the impact of Sandy earlier in the month. Sales metrics were healthy throughout, including a higher average unit retail price, increased ADS, and strong conversion. I’m pleased with how we delivered across channels with both stores and our online business posting record results and with major advancements in mobile and tablet commerce. So while we still have important weeks ahead, we feel well positioned for a success this holiday.

I want to thank our teams for driving a strong performance in the third quarter and so far through the fourth quarter, yet I’m confident in their commitment to remain sharply focused on delivering consistent improvements and profitable sales growth and strong shareholder returns moving forward. I’ll come back in a few minutes and provide an update on our strategic progress and some of the key projects driving our performance improvements.

Now over to Roger.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: Thanks, Robert. Good morning, everyone.

We were pleased once again by our leading sales and brand momentum experienced during the third quarter. In addition to positive traffic and conversion, we delivered strong sales with fewer promotions. Men’s consolidated comps increased in the high single-digits and women’s increased in the low double-digits. We led the back-to-school season with our signature Denim business, executing well with new styles, fits, colors and treatments. We are leveraging our core strength in denim and bottoms to deliver ongoing newness and strength across this famous for category.

In addition, our other famous for businesses, shorts, knit tops, and color were strong performers in the quarter. There’s no question we delivered a compelling color story across tops and bottoms and were clearly different from competitors in the Fashion business. Sweaters are reemerging as an important category with exciting new trends. Also, our uniquely positioned Fashion Dress business and Men’s Haberdashery shop elevate our brand and enable us to attract wider ranging customer base.

During the quarter, the team did a great job with an appropriate Wear Now business early in the season, followed up with more frequent merchandise flows of both core and fashion to surprise and entice our customers. More newness and tighter inventory buys are an important process improvement which we expect to drive further productivity gains. We feel confident in our future and the team should be proud of the broad-based strength across the Business. Within Aerie, we made solid progress this quarter with comps rising 5% driven by bras, undies, lounge and layering tees. The team is doing a really nice job sharpening our focus and launching ongoing newness which is supported by advertising to build ongoing brand awareness.

Now a word on holiday. We are pleased with how we’ve started the season with a continuation of strength in sweaters, fashion tops, bottoms, and woven shirts. Our color story, once again, is strong and we feel well-positioned to deliver a solid season. We have a new, fresh fashion merchandise update which arrives in stores this weekend and we plan to continue our advertising campaign throughout December. Again, I’m proud of our teams and how they are executing across our creative disciplines, including design, merchandising and marketing, to deliver the very best experience for our customers.

Mary will now cover the financial results.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Thanks, Roger.

Third quarter total consolidated sales increased 11% to $910 million compared to $819 million last year. Comparable store sales increased 10% including e-commerce. By business, American Eagle Outfitters increased 8%, Aerie was up 5%, and e-commerce increased 27%. On a consolidated basis, comps were positive across the US and Canada. Sales growth was the result of higher traffic and conversion, combined with an increase in the average selling price. For additional sales information, please refer to page 5 of the financial presentation.

Gross profit of $379 million increased 21% to last year. The gross margin rate improved 350 basis points to 41.6%. The merchandise margin increased 290 basis points, with both favorable product costs and lower markdowns contributing to the improvement. Rent leverage drove the remaining 60 basis points of margin expansion. SG&A expense increased 18% to $219 million and deleveraged 140 basis points to a rate of 24.1% for the quarter.

The dollar increase was driven by incremental incentive costs, our planned advertising investments to support the back-to-school selling season and variable expenses related to our strong top line results. Despite the uptick, driven largely by incentive expense this year, we remain committed to our annual targeted rate in the 23% range as we look forward. Depreciation and amortization declined $3 million to $31 million and leveraged 80 basis points. The dollar decline relates primarily to maturing assets. The operating margin of 14.1% improved 290 basis points to last year. We achieved net income of $82 million leading to EPS of $0.41 versus $0.30 last year, or growth of 37%.

At the end of the third quarter, the exit of the 77kids business was complete. In total for the year, we booked an after-tax loss of approximately $32 million of which $4 million was incurred in the third quarter.

Now, turning to the balance sheet. Starting with inventory, please refer to page 7 of the presentation. We ended the quarter with inventory at cost per foot down 11% due to a decline in both units and average cost. Looking forward, we expect fourth quarter ending inventory at cost to decline in the high single-digits. Year-to-date capital expenditures totaled $71 million and we continue to expect approximately $100 million for the year.

We generated strong cash flow. After dividend payments of $317 million in the quarter, we ended with cash and short-term investments of $545 million, up from $481 million last year.

On store activity, please refer to page 8. Through the third quarter, we opened 13 new stores, of which 12 were factory stores. We closed 19 locations, including 4 Aerie stores. In November, we opened an additional three factory stores. As seen on page 9, we have a total of 44 international locations in 13 licensed countries, which contributed slightly to our profitability.

Now turning to our outlook. For the fourth quarter, we are increasing our EPS guidance to be in the range of $0.54 to $0.56, which represents growth of 38% to 44% over the $0.39 last year. This brings a revised full-year EPS from continuing operations in the range of $1.38 to $1.40 per share. The guidance, of course, excludes the potential impact of store impairment charges. Our guidance assumes comp store sales growth in the mid-single-digits. We expect to benefit from lower cotton costs and are expecting a reduction in the markdown rate, supported by our lower inventory.

Similar to the third quarter, we expect SG&A to increase due to this year’s incentive accruals, incremental advertising investments, and variable selling expense. Beginning next year, as we cycle against incremental incentives, we expect to achieve our targeted SG&A rate of 23% to sales. Our effective tax rate is expected to be in the range of 37% and 38% this year and our share count assumption is approximately 203 million shares.

Before I hand it back to Robert, I’d like to remind you of our long-term financial targets, 7% to 9% top line CAGR; 12% to 15% EBIT CAGR; and ROIC of 14% to 17%. Our annual operating margin target is 14% to 16%. Underpinning our longer term view, of course, is to generate greater consistency in performance and a focus on ROIC. With that, I’ll turn it back over to Robert.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Roger and Mary. We’ve now had three consecutive quarters of demonstrated improvements to our fundamentals. We’ve been delivering upon driving a competitive top line and strengthening margins, instilling inventory principles, repositioning our store fleet and accelerating growth in e-commerce. This work has enabled us to achieve growth in both sales and earnings, and delivered a higher return to shareholders, yet we are still in early stages of driving improvements. Over the past several months, we’ve built our strategic plan which we believe lays out a clear road map to creating consistent, long-term profitable growth, and top tier shareholder returns. During the third quarter, we completed the plan and are now in implementation mode.

Our plan is built on four pillars — fortify, grow, transform, and return. Fortifying our core assets and growing North America will be our primary focus over the next 18 months. Concurrently, we will begin to lay the groundwork and build the capabilities necessary to succeed as we transform into a Company of competitive, global, omni-channel brands over the longer term. Today I’d like to highlight the progress we’re making on a few of our important projects.

Starting with our differentiated supply chain project. We’re beginning to see the benefits of this work. As our design and merchandising teams work to identify and commercialize trends, we are supporting their work with more frequent merchandise flows, tighter production calendars and ultimately, faster inventory turns. We’re now sourcing our core products continuously and sourcing fashion in differentiated supply models based on the level of fashion. These models are either read and react, test and scale, or delayed just-in-time development. We expect to drive continued benefits as we respond more precisely and effectively to customer preferences.

Next, we have nearly completed a review of our store fleet and are currently executing an upgrade to the fleet which includes the following. First, we are culling unproductive stores. We expect to close 35 to 40 stores this year and approximately 25 to 40 stores per year at lease provision for the next several years.

Second, we have opportunities to open a large number of A-plus locations in underpenetrated markets, primarily in influential urban areas in the United States and Canada. In 2013, we expect to open at least six new American Eagle Outfitters stores, including locations in New York, Miami, and Los Angeles.

Next, we are upgrading our existing store base through our robust remodeling program. We expect to improve about 50 stores per year over the next several years. In 2013, this will include our 34th Street store in New York which will undergo a much needed and extensive remodeling project, making it more competitive on the street. Lastly, we are accelerating factory store openings and over time, see the potential for 150 to 175 total US locations. In 2013, we are planning to add approximately 40 new factory stores.

Looking at our omni-channel customer experience and e-commerce efforts. For this holiday, we’ve upgraded the stability, capacity and service levels of our existing e-commerce platform. We have made strong progress towards accelerating our AE Rewards program with a single view of our customers serviced by an enterprise-wide shared inventory pool, including inventory in store and across distribution centers. We have upgraded our in-store experience by offering Wi-Fi to our customers in 225 of our best stores this holiday and piloting tablets for greater customer engagement as a LookBook in 150 stores. This is allowing us to integrate our e-commerce and store fleet customer experience, accelerate our store-to-door program, and provide our associates with more opportunities for enhanced customer service.

Finally, over the past several weeks, we have made some important new leadership hires aimed at fortifying our capabilities and laying the initial groundwork for our future multi-channel transformation. First, we welcome Joe Megibow to a new position, Senior Vice President and General Manager of Omni-Channel and E-Commerce. Joe joins us from Expedia.com, where he was the General Manager and is recognized for building the industry-leading customer experience in online travel.

Joe has been at the forefront of e-commerce since the 1990s and is an industry leader in online analytics and online optimization. He brings extensive experience in technology, strategy, marketing and general management. In his role, Joe will lead and further grow our global e-commerce business, drive our omni-channel customer experience, and guide customer facing technology innovation.

Next, Sherry Harris joined us as Executive Vice President, Chief Talent and Culture Officer, with responsibility for all human resources initiatives, communications, government and corporate affairs, and the AEO Foundation. She will work with the team to strengthen our capabilities and culture throughout the organization. I’m thrilled to have

Sherry on our team as she brings a wealth of experience, including business strategy and communications, in addition to an extensive, multi-disciplined HR career.

Finally, Karen Janes has been appointed Senior Vice President of Global Real Estate and Construction, joining American Eagle Outfitters from The Gap. Karen is an accomplished executive with vast knowledge and experience within the real estate landscape. We welcome Karen as a critical member of our executive leadership team.

To conclude our prepared remarks, we are pleased to have delivered another strong quarter and to be experiencing continued momentum during the start of the holiday season. At the same time, we remain focused on the future and excited about the many opportunities for further performance improvement ahead of us. We will stay humble and hungry as we strive to achieve consistency in our performance, deliver profitable growth, and drive top tier returns to our shareholders.

Thanks for listening and now we’ll take your questions.

Operator: Thank you. We will now be conducting a question-and-answer session. Anna Andreeva of FBR Capital Markets.

Anna Andreeva-FBR Capital Markets-Analyst: Great, thanks so much. Congratulations on a strong quarter.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Anna.

Anna Andreeva-FBR Capital Markets-Analyst: I had a couple questions. A question on the TV commercials. I was just wondering if you could talk about the early return on investments that you’re seeing there and what are some of the plans go forward for the Holiday and Spring of 2013? I think your advertising expense had been running at around 2% of sales, give or take. How should we think about that going forward? And just a question to Roger on stores, they look terrific. Could you remind us, what are some of the merchandise opportunities in men’s and women’s as we go through the holiday? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. I’ll start and then I’ll let Mary and Roger chime in. So in terms of television commercials, Anna, as I mentioned, we saw a 20% increase in our active customer base on our loyalty programs. We also saw in the quarter, a nice momentum across every one of the store level and direct level metrics that we’re tracking from traffic to UPTs, ADS conversion, so we feel like that is evidence of our driving a nice return from our marketing. It gave us that confidence to be able to invest in the advertising that you’re seeing during the current holiday period. Obviously, our intent is to continue to build further momentum behind the performance of both the American Eagle Outfitters and the Aerie brands. Mary?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, when you think about our advertising as a percent of revenue, this year we’re likely to be in the 2.6% range. I think as you look forward, probably closer to the 3% range, as we continue to invest behind our brands. We’re opening a significant number of factory stores next year which will require some marketing effort behind that. We’re opening new doors in Mexico next year so as we continue to grow the portfolio, expect to see that advertising start to uptick a little bit.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: Anna, as I mentioned on this Friday night, the stores will do a completely new floor set. This is a new addition to prior years. It’s a whole new freshness factor of new fashion and I really invite everybody to visit the store on Saturday. It’s — I think it’s the best fashion. I appreciate everybody’s — thanks for being so kind to us in how they think we look but I think that this new set is even better and within it, obviously, the strength and the core is in sweaters and wovens which is so strong for this holiday.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay, Jessie, we’ll take the next question.

Operator: Thank you. Betty Chen of Wedbush Securities.

Alex Pham-Wedbush Securities-Analyst: Hi there, it’s Alex Pham on for Betty. I was just wondering if you guys could comment on, first, on the competitive environment? I know some of the other teen retailers are quite promotional and how you guys are looking at the holiday season? And then, also a quick question on input costs for next year, how you guys are viewing that? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. Well, Alex, as we’ve said, it’s been quite competitive throughout the year and we’ve seen that competitive environment continue through not only the third quarter but obviously, in all of the activities we saw during the month of November including Black Friday weekend. We executed our strategy plan and our road map which was to be competitive when we need to be in the high traffic periods, but selectively pull back on promotions so that we could drive a fundamental improvement in our overall operating metrics.

We delivered those results in the third quarter as we reported them today. And as we mentioned, we’re pleased with our results throughout the early start to the holiday season. There’s no question it’s highly competitive out there but throughout the year, we’ve been able to demonstrate the ability to execute our road map which includes a selective pulling back in promotions, and still deliver the results that we’ve been committing to our investors. That’s what we intend to do moving forward.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: On average unit costs, for the fourth quarter, we expect to see a slight improvement in average unit cost. And then as we move forward into next year, we still expect to see continued improvement in the first half of the year, as we continue to clear out the year over year impact of cotton through the first half of the year.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay, Jessie. Next question, please?

Operator: Thank you. Evren Kopelman of Wells Fargo.

Evren Kopelman-Wells Fargo Securities, LLC-Analyst: Thank you. Good morning. Congratulations.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Evren.

Evren Kopelman-Wells Fargo Securities, LLC-Analyst: I wanted to ask about merchandise margins and markdowns going forward. You said in the quarter, you saw lower markdowns and you expected for fourth quarter, lower inventories. What — how should we think about next year and going forward in terms of the opportunity of gross margin improvement from lower markdowns? What magnitude do you think you can achieve? Do you need to continue to drive lower inventories to achieve that and is that part of the plan? Thank you.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, I think as we look into next year, we’re in the process, obviously, of putting our detailed plan together for 2013, so still a little bit up in the air. As we continue to implement our inventory principles, we do expect to see continued improvement, or lower inventory, as we move into the first half of next year. That should result in a lower markdown rate as well. Don’t have an exact guidance number to provide yet as we’re working on the budget but would expect to see an improvement in markdown rate, driven primarily by lower inventory in the first half of the year.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay, Jessie, next question?

Operator: Thank you. Jeff Van Sinderen of B. Riley.

Jeff Van Sinderen-B. Riley & Co.-Analyst: Good morning and let me add my congratulations.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Jeff, good morning.

Jeff Van Sinderen-B. Riley & Co.-Analyst: Maybe you can just talk or update us on your thinking about the succession plan for Roger, whom we’re sorry to see exit. And then also, on Aerie, just anything, any other color you can give us there in terms of what you learned in Q3 and over Black Friday weekend at that chain?

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. Well, as I’ve mentioned before, I feel very fortunate to have Roger as a partner and that’s going to continue all the way through to the early part of 2014. By that time, we would have completed the majority of the product assortments for all of 2014, so we still have quite a bit of time to partner together, Roger and I. Roger and I have been working on the plan for his succession together and we’ll be particularly working on that robustly in the first quarter of next year.

But the reality is and we intend to introduce you to the depth and breadth of talent we have in merchandising design and marketing across the organization in the early parts of next year because it’s important for you to understand the strength of the team that Roger has built over the last several years. We have, in our view, among the best talent in the industry across all three functions. They’ve been thriving under Roger’s guidance. We’re very aligned to our strategy plan, around the positioning of our brands, around the overall architecture to our assortments and how we’re marketing them and taking them to the market from a customer service standpoint, so we feel good about that. Maybe I’ll let Roger add some comments and I’ll come back and talk a little bit about Aerie.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: We were really pleased with the emphasis on the intimate space for Aerie in the third quarter. We’re really getting a lot of traction on the undies business, on the bra business, and on the whole layering Tee business so that really has been our focus. We’ll see how fourth quarter plays out, because obviously, last year we were in the sportswear business and this year, we’re still focused on the intimate part of the business. But overall, it was a profitable business for us in the third quarter all in, so we’re really happy with where it stands right now.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Yes, and as Roger said, we’ve been working to get it to breakeven on a four-wall basis which we had achieved in the third quarter and importantly, as we said consistently and Roger just reiterated, Aerie is profitable on a total basis.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Thank you, Jessie. Next question please?

Operator: Thank you. Jennifer Davis of Lazard Capital Markets.

Jennifer Davis-Lazard Capital Markets-Analyst: Hi guys, let me add my congratulations.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thank you.

Jennifer Davis-Lazard Capital Markets-Analyst: I’ve got two clarifications and a question. First of all, Mary, thanks for the financial presentation. That was helpful. Did you give the break-out between markdowns and lower input costs on merchandise margins? If so, I missed that. Could you repeat that? And could you remind us what kind of impact the 53rd week will have, and then my question is on the mix of product. How do you feel now about the percent at opening price point versus mid-price tier and higher price tier? It seems like you guys have done a very good job and have been successful with sweaters and wovens and tops. It looks like that mix has probably increased in terms of sales versus denim so maybe talk a little bit about the opportunities you have there? Thanks a lot.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay, quickly on merchandise margin. We saw about a 290 basis point improvement. The majority of that was driven by favorable product cost. We did have a slight improvement related to markdowns and then we also had a little bit of rent leverage and the merch margin improvement, and then on the 53rd week, really not material.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: And in terms of pricing strategy, Jennifer, as we’ve talked about, I think we felt, as we looked at our 2011 performance, we were probably over-penetrated in the opening price bucket, underpenetrated in the mid-tier and probably just about right in the highest priced tier. So we kept our strategy constant, meaning having those three price tier buckets.

But fundamentally, we’ve seen the customer responding quite strongly and Roger can talk about the product comments that you — or questions that you asked about. But the customers responded quite strongly both to the value we offer at our opening price point and the fashion and value in the mid-tier and premium price buckets. As we mentioned, we did see an AUR increase during the start to the holiday season, a lot of that driven by the just tremendous success of the fashion product that we’ve got out in the market. Roger?

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: As Robert said, we’re really happy with the way the fashion merchandise is turning. It’s — and as you can see in the store, it’s turning actually a bit faster than we thought it was going to turn. And fortunately, this Friday night, we’ll hit you with another great presentation for the holiday season.

Interestingly, on the December 23, which I think we’re the only ones in the mall that actually do it, we’re going to have a trans set which is the strongest fashion set that we’ve ever done as well. So you can see — you’ll see two new sets in the month of December, which I need not tell you is quite complicated. On the other question of the balance between tops and bottoms, we’re such a dominant destination for bottoms, I will tell you that the bottoms business is also running at a double-digit clip. So the combination is very powerful.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay, thank you. Okay, Jessie, we’ll take the next question please?

Operator: Thank you. John Morris of Bank of Montreal.

John Morris-Bank of Montreal-Analyst: My congratulations as well.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, John.

John Morris-Bank of Montreal-Analyst: Question would be, Mary, you were really helpful in terms of talking about SG&A and spelling out the go forward on that. I know the — I’m wondering about the implications, just in terms of explaining the delta a little bit more. I know — I think in Q3, you had — you guys had talked about, or sorry the back half, you had talked about running in a low teen rate. Sounds like you’re still committed to that so it’s a two-part question.

Was the SG&A, the change coming in year over year up about 18%, was that all explained mostly by the accruals? And for the fourth quarter, I guess if it’s by our calculations, would recede to about a 10% to 11% year over year increase rate, are you comfortable with that at this point? What’s — I’m just understanding the difference between the big tick up in Q3 but then it goes back down to being a more normal rate in Q4.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, so on SG&A for Q4, we’re working to be in the same range increase that we incurred in Q3 so we were up about 18% in Q3, expect about that same increase in Q4. It’s primarily driven by the incentive accruals as we’ve moved through the year and delivered the good performance but we’ve also have invested in advertising in Q3 and in Q4 which is driving some of the SG&A increase. Again, really important that we continue to invest behind our brands, and with the good performance that we’ve seen this year, it’s enabled us to do that, quite frankly. So we’ve taken the opportunity to do that, but a large part of the increase, again, driven by the incentive accruals.

John Morris-Bank of Montreal-Analyst: Thanks, good luck for holiday.

Operator: Thank you. Jennifer Black of Jennifer Black & Associates.

Carla White-Jennifer Black & Associates-Analyst: This is Carla White for Jennifer Black and let me add my congratulations on a great quarter and thank you for taking my call.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks.

Carla White-Jennifer Black & Associates-Analyst: With regard to your direct business, can you talk about your web exclusive merchandise and what percentage it is currently, and what percentage you’d like to see it going forward? And then also with regard to your Aerie merchandise in your AE stores, it appears that, that merchandise in the stores is growing as the brand awareness grows for Aerie in your AE stores. Would you change the store configuration to include a bigger presence of Aerie, like a shop-in-shop strategy, for example? Thank you.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure, so on the direct question, about 35% of our customer choices are exclusive to our web business. We ultimately want to maximize the returns we’re getting from our total assortment so we’re constantly looking at the productivity of that assortment. And as we have opportunities to add customer choices that will deliver to our hurdle rates, we’ll certainly consider it. But it’s obviously a large product offering at the moment and I think our best opportunity is to improve within the assortment and perhaps to expand it. There are certain categories that we’d look to go after and we’ll update you as we develop that business out strategically.

We feel really good about the direct business performance. It was extremely strong during the third quarter and as we mentioned, had a terrific start to the Holiday season so we feel good about where we’re positioned there. It’s a combination of categories like footwear that we don’t carry extensively in stores as well as extended sizes, unique color pattern offers, et cetera, within the exclusive offer. On Aerie, our intent, as we’ve said, strategically, is to further leverage the AEO customer base that is cross-shopping the Aerie brand.

I mentioned in the past that when we get an AE customer who cross-shops Aerie and buys a bra, she’s worth 5 times the value of the average Aerie customer. As a result, our intent would be wherever possible, to put side by side, or where we have enough square footage under a single roof shop-in-shop locations for the Aerie brand but to present it as a total assortment of the Aerie brand rather than just tables within the AE presentation. We’ll keep you posted as we evolve that strategy over time.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay. Thank you. Jessica?

Operator: Thank you. Oliver Chen of Citigroup.

Oliver Chen-Citigroup-Analyst: Congratulations guys. The stores look excellent to us.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Oliver.

Oliver Chen-Citigroup-Analyst: Regarding the longer term strategy with your inventory flow, could you update us on where that is and when we should expect impact to the income statement in terms of the core versus fashion flow? As a follow-up, from a bigger picture perspective, how should we think about modeling in terms of your global opportunity and when that may drive the numbers materially? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: So on the question about flow and the impact on inventory, as I mentioned, Oliver, we’ve been making good progress on the differentiated supply model. We still have quite a lot of work to do to get to the point where it’s built in to the core muscle of how we’re running the business, but we have seen a linear improvement in our inventory. That’s as a result of our executing both the differentiated supply model as well as tighter inventory principles.

As Roger has mentioned a number of times, we have more frequent flows of merchandise that’s enabling us to buy fashion to sell out and to be in stock on our continuous products. It’s giving us the opportunity to actually appear to the customer that we’re flowing a lot more product and a lot more innovation to them, but in fact, we’re doing so while also managing inventories down. We’re particularly pleased to be able to drive a strong top line while demonstrating the ability to do that with tighter inventory principles. You should continue to see a linear improvement, if not. As we’ve said before, our inventory turns are slower than we would like to see. We would like to see about a 0.5 point improvement in turn annually. And moving forward, if we can do better than that, we’ll certainly strive for it until we get to a more competitive inventory turn position.

In terms of the international business, as I mentioned, our focus over the next 18 months is squarely on fortifying our core brand assets and growing our North American business. We now have 44 stores in our international license business; we’ll have 48 by the end of the year. Those stores are growing and profitable for us through our royalties. We’ll continue to expand that license business but we intend, over the next several years, to lay the groundwork to be able to run both the direct as well as the joint venture business. But we don’t anticipate a material impact to our financials within the next 18 to 24 months. After that, having laid the groundwork, we should start to see a nice, robust contribution from the growing international presence we have.

Oliver Chen-Citigroup-Analyst: Okay, thanks. If I may, just lastly, we’re hearing about the opportunity for sales post-Christmas. Is that a trend that you guys think will happen given the evolution of buying so close to need? Is that something that you’re planning or thinking is an opportunity?

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Yes, we do see that, Oliver, and as Roger mentioned, we do have a trans floor set planned for after Christmas which we’re pleased with and it’s an expanded trans floor set versus where we’ve been in the past.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay, great. Thank you. All right, Jessie, next question?

Operator: Thank you. Randy Konik of Jefferies & Company.

Randy Konik-Jefferies & Company-Analyst: I guess following up from this, the Analyst meeting, Mary — excuse me, one sec, but Mary, can you just, can we think about how we should be thinking about, I guess, the cash distribution policy going into 2013, share buybacks versus dividends? Again, this year it seems it’s all about dividends, not buybacks, so can you give us some color there? How should we be thinking about that next year and then with regards to remodeling stores, I think you said 50. Are you going to keep going with that per year? What should we be thinking about from a return on investment standpoint? And then generally, how should we be thinking about CapEx requirements for your business? Will they increase dramatically, stay the same, go down over the next few years? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay, so the first question regarding our cash policy and return to shareholders, as we discussed previously, we’re committed to top tier shareholder return and a consistency in our approach to that. We’re obviously still working on our plan for 2013 so can’t really comment on exactly what we’re going to do in 2013. As soon as we know, we’ll certainly communicate that to you. But as we talked earlier, again consistency in our approach and diversity in how we think about our return to shareholders. Regarding store remodels, we’ll continue at the pace to remodel our stores, probably in that 50, 50 store range for the next couple of years.

And then CapEx for next year, again, we’re still in the process of putting the plan together but do expect an increase in our capital spend here as we move into the next several years, north of 150 for sure for next year as we think about store remodels, as we think about opening 40 factory stores, as we think about infrastructure improvement which, we’ve been a little light on here the last couple of years. We need to start building the capability for global growth. We need to start building the capability for the sales growth that we’ve modeled into our long-term strategic plan. And then of course, every CapEx dollar we spend, we have a mindful focus on return on invested capital. We laid out our targets of ROIC of 14% to 17% and every investment we make, we look through that lens.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Thank you. Jessica, next question, please?

Operator: Thank you. Paul Lejuez of Nomura Group.

Paul Lejuez-Nomura Group-Analyst: Just a couple of questions. Just to follow-up on the last one. What are you thinking in terms of minimum cash balance? Maybe you can share that with us, both you guys and the Board. Second, just a clarification, Mary, something you said earlier. On AUC, I think for the fourth quarter, you said slight improvement. Did that mean a slight improvement versus last year or did that mean that you would improve slightly more than what you saw in the third quarter just in terms of how much AUC would be down in the fourth quarter? And then last, you’ve talked a couple times about new — additional product flows. How are you thinking about F ‘13 versus 2012 in terms of number of flows for the year? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay. On AUC, quickly, my comment was versus last year so all my comments are versus prior year versus the prior quarter, so again, versus last year. Regarding minimum cash balance, look, as we look at our shareholder return, our first priority here is to invest in growth in the Company. If we hold on to somewhere around $600 million of cash, I think that would protect us, should we have any downside as we go into any year.

Our long-term targets and our strategic plan, as we previously communicated, assume that there will be things that won’t be executed right or there’s external factors so there’s contingency built in. We think about our cash plan the same way, to have contingency should something not go according to plan, so it’s somewhere in that ballpark. We don’t have a specific dollar amount we’re targeting, but it’s in that general range.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Paul, I would just reiterate that we continue to be committed to an integrated capital allocation plan with investment as our first priority, as Mary said, but we’ve returned over $1 billion of cash to our shareholders over the past five years. We obviously have a strong dividend. We recently had a nice special dividend, and we still have a number of shares under authorization, so we’ll keep you posted as we look at how we’ll execute that integrated capital allocation plan. Roger, you want to comment on flows?

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: We will have more flows than last year.

Paul Lejuez-Nomura Group-Analyst: Any magnitude, Roger? (laughter)

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: More flows.

Paul Lejuez-Nomura Group-Analyst: And then just one clarification, Mary. Is — are you saying that the fourth quarter benefit on the AUC side would actually be less than the third quarter benefit?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, I’m just looking here as I want to make sure. You know what? It will be less than the third quarter benefit and actually, we’re seeing the product cost benefit but we’re actually seeing a bit of offset in mix as we have more denim and a little bit less Aerie product. So the fundamentals on the product costs are still there but a little bit offset by mix so you won’t see as significant of an improvement as you saw in Q3. Okay?

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay, next question?

Operator: Stephanie Wissink of Piper Jaffray.

Stephanie Wissink-Piper Jaffray-Analyst: Just a couple of questions. Robert, if you could, on the loyalty customer, can you give us a sense of how big that base is now? Maybe unpack the transaction for that loyalty customer versus the non-loyal and give us any insight into your permission you think you have with that customer to maybe take up — take them up the pricing scale or into new categories? Any insights would be great. Thank you.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Yes, at the moment, we have about 28 million total loyalty members, of which about half are active and we describe active as have purchased in the last 12 months. We’ve added about 26% to that program versus last year. Half of all of the members are in our core demographic of young adults and teens; the other 50% are parents. They’re critical to us. We don’t disclose the percent of our revenue or profit that they represent but obviously, we get more volume and more profitable volume from those that are mostly engaged with our brands.

We’ve also seen a really nice uptick in our efforts on mobile and tablet commerce and social media. We’re up about 20 — almost 30% on American Eagle in terms of Facebook fans, and about 65% with Aerie, so we’ve just seen a lot of progress there. Our intent, obviously, is to really compete to be the sector leader as our customers increasingly migrate to engaging with brands in a kind of omni — technology-enabled omni-channel manner, and loyalty, our credit card programs, everything of that nature, are a large part of that program.

Stephanie Wissink-Piper Jaffray-Analyst: And then just one follow-up. How much, say, more penetration can you see in that program in terms of the 28 million today? Is there still 10%, 15%, 20% more growth there or do you feel like you’ve got the right base now and it’s just penetrating that base further?

Robert Hanson-American Eagle Outfitters, Inc.-CEO: We are going to continue to just push to add customers to the loyalty program to increase the active customer base. I think we would like to see the active customer base at a much higher level that it currently is. One of the reasons that we are making the investments Mary referred to in our capital allocation plan moving forward as well as some of the investments we’re making in talent, for example, having Joe Megibow join the Company, is to make sure that we’re maximizing our omni-channel commercial experience for our customers, putting the customer at the center of our thinking, regardless of how, when, and where they choose to shop. We want to make sure that they are opting for American Eagle Outfitters or Aerie, and so we believe we’ve got plenty of upside potential but we wouldn’t guide to a specific number.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay. We’ll take the next question, Jessica.

Operator: Thank you. Dorothy Lakner of Caris & Company.

Dorothy Lakner-Caris & Company-Analyst: Thanks and let me add my congratulations.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Dorothy.

Dorothy Lakner-Caris & Company-Analyst: For Roger, just a question on accessories and footwear. Those are certainly categories where you really differentiated as well from the competition. I just wondered what the strengths are that you’re seeing there, and what are the opportunities for holiday and beyond? And then just a question on gift card trends, what you’re seeing there for the holiday season so far. Thanks.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: On accessories, we really, for this holiday versus last year, we didn’t put the same pressure on it because we had such a great trend in the sportswear business. We wanted to invest the capital in, really, in the woven top area and the sweater area. We really let the e-commerce business take the charge on footwear, which they’re doing terrific with and we think we can be a major destination for footwear on the e-commerce site.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: And then Dorothy, it would be too early for us to call the performance of our gift card business for this early in the holiday season. It obviously — it was important for us during the start of the holiday season but we still have five important weeks to go. (laughter)

Dorothy Lakner-Caris & Company-Analyst: Okay, thanks for that and good luck.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Next question, please?

Operator: Thank you. Adrienne Tennant of Janney Capital.

Adrienne Tennant-Janney Capital Markets-Analyst: Great job. The stores really do look great, Roger.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: Thank you.

Adrienne Tennant-Janney Capital Markets-Analyst: Robert, the question is for you. It’s on the ever-changing landscape of Black Friday traffic shifting to the midnight hours. What percentage of your stores were opened at midnight this year over last year and do you foresee another shift into for the Thanksgiving day as we keep moving this thing forward? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. This year, Adrienne, the majority of our stores were open either starting at 10 PM or up through to midnight and beyond that. So if you look at the AE brand, we had in excess of 800 stores open, the majority of our factory stores opened. The only exception to that were where we had street or mall doors that were chosen not to be open. Pretty close to last year, a slight increase in the number of doors. We did obviously see the Black Friday spread to a Black Friday weekend. It was a five-day event more so than a single-day event and we did see our sales spread out over that five-day period.

We obviously mentioned it was extremely competitive out there. But our team — I’m very proud of the teams because they executed like a highly collaborative team and drove incredible operating results, particularly the improvements we made in stabilizing and driving the velocity of our online business as well as how we were able to put a level of customers that we have through our stores without dramatic waiting at the cash wrap.

We just had a really strong executional performance over the weekend and we believe there will still be potential for us as we look at holiday next year that will be driven by improvements in what I just mentioned, obviously, the assortment of the core of it. But then we think by continuing to put a focus on omni-channel, e-commerce and putting the customer at the set of our thinking and integrating technology across our channels, we can continue to leverage the traffic that comes up to shop for our great brands during this time period.

Adrienne Tennant-Janney Capital Markets-Analyst: (multiple speakers) Thank you and best of luck.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: We have time for one more question.

Operator: Thank you. Dana Telsey of Telsey Advisory Group.

Dana Telsey-Telsey Advisory Group-Analyst: Good morning, everyone and congratulations.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Dana.

Dana Telsey-Telsey Advisory Group-Analyst: Talent and technology have been two of the drivers of change since you arrived. And with the new people in place, whether it’s the Chief Talent Officer, whether it is real estate, supply chain, the change that’s going on within the organization, whether it’s inventory discipline increasing the fashion flows, what process changes should we see? How does this impact the numbers going forward? And Roger, changes within the merchandise organization with the faster flows, how do you see it impacting turn and margin? Thank you.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: So, I’ll take the first question, Dana. I think the way to look at this as we’ve been sharing with you throughout my tenure with the Company is, there’s a lot that was, that I had the benefit of a lot working when I joined the team, which is great and we’ve just been pouring fuel on the fire of that momentum. I give Roger and the team here a lot of credit. Importantly, we’ve been working on building out our five near term priorities and then the longer term strategic plan, the pillars of fortifying our core assets, growing North America, and transforming into a truly global competitor. Our talent agenda and our technology agenda and the key projects, like the differentiated supply chain, are all embedded within the implementation of that strategy plan.

It’s a multi-year change that we’re driving. We have it cadenced in a way to ensure that we can continue to deliver competitive top line and drive improved profitability to deliver top tier returns. We’ll cadence the changes carefully but obviously, a focus on the differentiated supply model, the ability to have more frequent flows and improve our inventory turns is core to that in the near term. And then as Mary has mentioned, our capital investment plan, capital allocation plan has a number of investments behind technology to ensure that we’re the sector leader in both efficient infrastructure but also in omni-channel, e-commerce moving forward. Roger?

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: As Robert said, we have very talented people already within the organization. We’re both very focused on still hiring and interviewing and bringing on the best-of-breed talent that’s out there and with that in mind, next week we’ll have an announcement for you with someone we’ve just brought on board in merchandising who is incredibly talented.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Okay, great. That concludes our call today. We will report holiday sales on Thursday, January 10, and are scheduled to announce fourth quarter and year-end earnings on Wednesday, March 6. Thanks for your participation today and continued interest in American Eagle Outfitters.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation. Have a wonderful day.